Exhibit 99.1

XOMA Reports First Quarter 2022 Financial Results and Highlights Recent Operational Events

Earned a $2 million milestone from Rezolute as it dosed the final patient in a Phase 2 open-label study of RZ358 in patients with congenital hyperinsulinism in early 2022. Rezolute has announced its intention to move RZ358 into Phase 3 clinical development.

Roche’s novel bispecific antibody, in which we acquired an economic interest from Affitech SA in October 2021, received commercialization approval from the U.S. Food and Drug Administration (FDA) in January 2022 and from Japan’s Ministry of Health, Labour and Welfare (MHLW) in March 2022 for the treatment of neovascular or wet age-related macular degeneration (nAMD) and diabetic macular edema (DME).

Ended the first quarter of 2022 with cash and restricted cash of $88.6 million and no debt on XOMA’s balance sheet.

EMERYVILLE, Calif., May 5, 2022 (GLOBE NEWSWIRE) – XOMA Corporation (Nasdaq: XOMA), a biotech royalty aggregator playing a distinctive role in helping biotech companies achieve their goal of advancing novel therapeutic candidates aimed at improving human health, reported its first quarter 2022 financial results and provided a recent operations update.

“Our team’s ability to identify and acquire the economic interests in potential therapeutic assets that have significant potential has been further validated with two events in the first months of 2022. First, since enacting of the milestone and royalty monetization strategy, an asset in our royalty portfolio became the first to achieve regulatory and commercialization approvals, leading off with the FDA in January and Japan’s MHLW at the end of the quarter. Second, we are encouraged by Regeneron’s recently announced acquisition of Checkmate and vidutolimod (CMP-001)1,” stated Jim Neal, Chairman and Chief Executive Officer of XOMA. “We congratulate our partners on their recent achievements.”

“Several other partners announced milestones in their development programs. In January 2022, Rezolute dosed the final patient with RZ358 in its Phase 2 congenital hyperinsulinism (CHI) study, which triggered a $2 million milestone payment to XOMA. We congratulate Rezolute on the RIZE Study data presented at Pediatric Endocrine Society Annual Meeting, which took place on May 12,3 and its $130 million registered direct offering and private placement4. We are pleased Rezolute and its shareholders are committed to

[1]	https://investor.regeneron.com/news-releases/news-release-details/regeneron-acquire-checkmate-pharmaceuticals-and-its
[2]	https://ir.rezolutebio.com/news-events/press-releases/detail/299/rezolute-announces-positive-data-from-its-phase-2b-rize
[3]	https://ir.rezolutebio.com/news-events/ir-calendar/detail/2700/rezolute-call-to-discuss-data-presented-at-pediatric
[4]	https://ir.rezolutebio.com/news-events/press-releases/detail/300/rezolute-inc-announces-aggregate-130-million-registered moving RZ358 into Phase 3 clinical development. Additionally, Janssen expanded its cetrelimab clinical program to investigate the compound in patients with chronic hepatitis B virus. Furthermore, Palobiofarma launched a Phase 2 study with PBF-6880 in COPD patients. Each of these advancements reflect the dedication and desire of the scientists and clinicians to give patients and their families much needed hope.”

Faricimab, Affitech, and Roche Update

In October 2021, XOMA acquired an economic interest Roche’s novel bispecific antibody from Affitech SA. During the first quarter of 2022, XOMA paid $5 million in milestones to Affitech based upon the January 2022 commercialization approval from the U.S. Food and Drug Administration (FDA)5. XOMA does not owe Affitech a milestone based upon the Japan’s Ministry of Health, Labour and Welfare (MHLW) commercialization approval6, which was granted in March 2022. On April 25, 2022, Roche reported first quarter 2022 financial results, which included initial faricimab sales7.

Financial Results

XOMA recorded total revenues of $3.1 million for the first quarter of 2022, compared with $0.4 million in the first quarter of 2021. The increase for the three months ended March 31, 2022, as compared to the corresponding period of 2021, was primarily due to the $2.0 million milestone earned under the Company’s development and commercialization agreement with Rezolute and a $0.8 million milestone earned under the Takeda Collaboration Agreement.

Research and development (“R&D”) expenses were $56,000 and $61,000, respectively, for the first quarters of 2022 and 2021.

General and administrative (“G&A”) expenses were $5.1 million for the first quarter of 2022, compared to $6.7 million for the first quarter of 2021. The decrease of $1.6 million for the three months ended March 31, 2022, as compared to the corresponding period of 2021, was due primarily to a $1.9 million decrease in stock-based compensation expense for stock options and a $0.2 million decrease in consulting and deal costs, partially offset by a $0.5 million increase in personnel related expenses.

In the first quarter of 2022, G&A expenses included $1.0 million in non-cash stock-based compensation expense, compared with $2.9 million in the first quarter of 2021. XOMA’s net cash used in operations in the first quarter of 2022 was $1.0 million, as compared with $0.9 million during the first quarter of 2021.

Other expense, net was $0.2 million for the first quarter of 2022, compared to other expense, net of $0.7 million in the corresponding quarter of 2021. The fluctuation in other (expense) income, net between the quarters ended March 31, 2022 and 2021, is primarily due to the change in the fair value of equity securities XOMA holds in Rezolute, Inc.

[5]	https://www.roche.com/media/releases/med-cor-2022-01-31
[6]	https://www.roche.com/investors/updates/inv-update-2022-03-28
[7]	https://www.roche.com/media/releases/med-cor-2022-04-25

Net loss for the first quarter of 2022 was $2.3 million, compared to net loss of $7.4 million for the first quarter of 2021.

On March 31, 2022, XOMA had cash, cash equivalents and restricted cash of $88.6 million. On January 18, 2022, the Company paid cash dividends on the 8.625% Series A Cumulative Perpetual Preferred Stock (Nasdaq: XOMAP) equal to $0.53906 per share and cash dividends on the 8.375% Series B Cumulative Perpetual Preferred Stock (Nasdaq: XOMAO) equal to $0.52344 per depositary share. The Company ended December 31, 2021, with cash and restricted cash of $95.4 million. After paying its remaining debt obligations in the second quarter of 2021, XOMA has no debt on its balance sheet. The Company continues to believe its current cash position will be sufficient to fund XOMA’s operations for multiple years.

About XOMA Corporation

XOMA is a biotechnology royalty aggregator playing a distinctive role in helping biotech companies achieve their goal of improving human health. XOMA acquires the potential future economics associated with pre-commercial therapeutic candidates that have been licensed to pharmaceutical or biotechnology companies. When XOMA acquires the future economics, the seller receives non-dilutive, non-recourse funding they can use to advance their internal drug candidate(s) or for general corporate purposes. The Company has an extensive and growing portfolio with more than 70 assets (asset defined as the right to receive potential future economics associated with the advancement of an underlying therapeutic candidate). For more information about the Company and its portfolio, please visit www.xoma.com.

Forward-Looking Statements/Explanatory Notes

Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the timing and amount of potential commercial payments to XOMA and other developments related to faricimab, the potential of XOMA’s portfolio of partnered programs and licensed technologies generating substantial milestone and royalty proceeds over time, and XOMA’s cash sufficiency forecast. In some cases, you can identify such forward-looking statements by terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project,” “expect,” “may,” “will”, “would,” “could” or “should,” the negative of these terms or similar expressions. These forward-looking statements are not a guarantee of XOMA’s performance, and you should not place undue reliance on such statements. These statements are based on assumptions that may not prove accurate, and actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry, including those related to the fact that our product candidates subject to out-license agreements are still being developed, and our licensees may require substantial funds to continue development which may not be available; we do not know whether there will be, or will continue to be, a viable market for the products in which we have an ownership or royalty interest; if the therapeutic product candidates to which we have a royalty interest do not receive regulatory approval, our third-party licensees will not be able to market them; and the impact to the global economy as a result of the COVID-19 pandemic. Other potential risks to XOMA meeting these expectations are described in more detail in XOMA’s most recent filing on Form 10-K and in other filings with the Securities and Exchange Commission. Consider such risks carefully when considering XOMA’s prospects. Any forward-looking statement in this press release represents XOMA’s beliefs and assumptions only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. XOMA disclaims any obligation to update any forward-looking statement, except as required by applicable law.

EXPLANATORY NOTE: Any references to “portfolio” in this press release refer strictly to milestone and/or royalty rights associated with a basket of drug products in development. Any references to “assets” in this press release refer strictly to milestone and/or royalty rights associated with individual drug products in development.

As of the date of this press release, all assets in XOMA’s milestone and royalty portfolio, except faricimab, are investigational compounds. Efficacy and safety have not been established. There is no guarantee that any of the investigational compounds will become commercially available.

XOMA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2022	2021
Revenues:
Revenue from contracts with customers	$2,750	$19
Revenue recognized under units-of-revenue method	357	356

Total revenues	3,107	375

Operating expenses:
Research and development	56	61
General and administrative	5,116	6,741

Total operating expenses	5,172	6,802

Loss from operations	(2,065)	(6,427)
Other (expense) income, net:
Interest expense	—	(289)
Other (expense) income, net	(215)	(657)

Net loss and comprehensive loss	$(2,280)	$(7,373)
Less: accumulated dividends on Series A and Series B preferred stock	$(1,368)	$(530)

Net loss available to common stockholders, basic and diluted	$(3,648)	$(7,903)

Basic and diluted net loss per share available to common stockholders	$(0.32)	$(0.70)

Weighted average shares used in computing basic and diluted net loss per share available to common stockholders	11,330	11,240

XOMA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share and per share amounts)

	March 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$87,796	$93,328
Restricted cash	837	2,049
Short-term equity securities	547	774
Trade and other receivables, net	25	209
Prepaid expenses and other current assets	409	613

Total current assets	89,614	96,973
Property and equipment, net	12	13
Operating lease right-of-use assets	158	200
Long-term royalty and commercial payment receivables	69,075	69,075
Other assets - long term	301	301

Total assets	$159,160	$166,562

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$787	$1,072
Accrued and other liabilities	855	525
Income taxes payable	—	91
Contingent consideration under royalty purchase agreements and commercial purchase payment agreements	3,075	8,075
Operating lease liabilities	182	195
Unearned revenue recognized under units-of-revenue method	1,623	1,641
Preferred stock dividend accrual	1,368	1,368

Total current liabilities	7,890	12,967
Unearned revenue recognized under units-of-revenue method – long-term	11,346	11,685
Long-term operating lease liabilities	—	34

Total liabilities	19,236	24,686

Stockholders’ equity:
Preferred Stock, $0.05 par value, 1,000,000 shares authorized:
8.625% Series A cumulative, perpetual preferred stock, 984,000 shares issued and outstanding at March 31, 2022 and December 31, 2021	49	49
8.375% Series B cumulative, perpetual preferred stock, 1,600 shares issued and outstanding at March 31, 2022 and December 31, 2021	—	—
Convertible preferred stock, 5,003 issued and outstanding at March 31, 2022 and December 31, 2021	—	—
Common stock, $0.0075 par value, 277,333,332 shares authorized, 11,409,935 and 11,315,263 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	86	85
Additional paid-in capital	1,307,357	1,307,030
Accumulated deficit	(1,167,568)	(1,165,288)

Total stockholders’ equity	139,924	141,876

Total liabilities and stockholders’ equity	$159,160	$166,562

# # #

Investor contacts:

Juliane Snowden	Justin Frantz
XOMA	Solebury Trout
+1-646-438-9754	+1-937-441-9731
juliane.snowden@xoma.com	jfrantz@soleburytrout.com

Media contact:

Kathy Vincent

KV Consulting & Management

+1-310-403-8951

kathy@kathyvincent.com